Exhibit 99

Press Release

BALDOR ELECTRIC COMPANY ANNOUNCES SECOND QUARTER 2009 RESULTS

Fort Smith, Arkansas – July 30, 2009 - Baldor Electric Company (NYSE:BEZ) markets, designs and manufactures industrial electric motors, mechanical power transmission products, drives and generators. Today, Baldor announced unaudited results for second quarter 2009.

John McFarland, Chairman and CEO, commented on the Company’s results. “For the second quarter of 2009, we had sales of $384.7 million, net earnings of $7.8 million, and diluted earnings per share of $0.17. This compares to second quarter 2008 sales of $504.0 million, net earnings of $29.4 million, and diluted earnings per share of $0.63. During the second quarter of 2009, we improved our operating margin to 11.5% from 11.2% in first quarter 2009 when sales were $17.8 million higher. We also reduced our debt by $44.6 million during the quarter. In June, we increased our 2009 cost reduction goal to $92 million, and we are on track to achieve this goal.”

	2nd Quarter		% Chg	Year-To-Date		% Chg
	2009	2008		2009	2008
(in thousands except per share data)	Jul 4, 2009	Jun 28, 2008		Jul 4, 2009	Jun 28, 2008
Net sales	$384,678	$503,973	(24)%	$787,211	$974,499	(19)%
Cost of sales	275,456	351,127		561,886	677,929

Gross profit	109,222	152,846	(29)%	225,325	296,570	(24)%
SG&A	64,964	83,920		136,064	160,992

Operating profit	44,258	68,926	(36)%	89,261	135,578	(34)%
Other income (expense), net	(1,114)	1,603		(333)	1,604
Gain on debt modification	—	—		35,740	—
Debt discount amortization	(2,484)	—		(2,484)	—
Interest expense	(28,376)	(24,630)		(50,859)	(51,222)

Income before income taxes	12,284	45,899	(73)%	71,325	85,960	(17)%
Income taxes	4,489	16,527		27,109	30,949

Net income	$7,795	$29,372	(73)%	$44,216	$55,011	(20)%

Net earnings per share – diluted	$0.17	$0.63	(73)%	$0.95	$1.19	(20)%
Less net gain on debt modification	—	—		0.47	—

Net earnings per share – diluted excluding gain on debt modification(1)	$0.17	$0.63	(73)%	$0.48	$1.19	(60)%

Dividends per share	$0.17	$0.17	0%	$0.34	$0.34	0%

Avg shares outstanding – diluted	46,821	46,453		46,619	46,241

McFarland added, “While we were disappointed by a 24% sales decline this quarter, sales trends during May and June lead us to believe second quarter will be our most challenging quarter of the year. We believe third quarter sales will be down approximately 20% from record levels in third quarter 2008. Our sales initiatives, including Bounty Hunt and the introduction of new products, are beginning to have a slightly positive impact on our incoming orders. We are also encouraged by our productivity improvements and cost reduction efforts this year. As a result, we believe our operating margin will continue to improve throughout the balance of the year.”

Selected Financial Data (unaudited)			Operating Margin
(in thousands)	Q2 2009	Q1 2009
Cash	$13,724	$6,876
Net receivables	260,908	259,537
Inventories	311,249	344,945
Total outstanding debt	1,274,557	1,319,205
Shareholders’ equity	903,139	884,123
	Q2 2009	Q2 2008
YTD Cash flows from operations	$104,523	$71,652

BALDOR ELECTRIC COMPANY

P.O. Box 2400 — Fort Smith, Arkansas 72902-2400 — (479) 646-4711 — www.baldor.com

Press Release

BALDOR ELECTRIC COMPANY SECOND QUARTER 2009 RESULTS - Page 2

Q… How was business during the quarter?

For the quarter, sales of industrial motors were $248 million, down 24%, and sales of mechanical power transmission products were $115 million, down 20%. Sales to domestic distributors were down 29%, while sales to domestic OEMs were down 26%. April was the weakest month of the quarter and the year. Incoming orders began to improve slightly during May, and June’s order rates improved slightly over May. International sales of $70 million comprised 18% of sales for the quarter and were down 12% from last year. Sales in the Asia Pacific region increased 28% for the quarter, and shipments and earnings from our plants in China were an all-time record.

Q… How were sales of your Super-E® premium efficient motors?

Sales of our Super-E motors increased 12% for the quarter and 20% for the year. Our Super-E motors consume less electricity than standard motors, thereby reducing their users’ electricity bills. Legislation introduced during the past few years has increased industry’s awareness of the cost of operating electric motors. This legislation will require a broader use of premium efficient motors like our Super-E motors. Therefore, we expect sales of these motors to continue growing as we move closer to the implementation of the 2007 Energy Bill on December 19, 2010.

Q… How important is the development of new products to Baldor?

New product development is a significant part of our long-term growth strategy. During the first half of 2009, over 25% of the products we sold were products introduced within the past five years. We have developed many products for our Dodge customers in the past year, including MagnaGear™ reducers for large material handling needs and E-Z Kleen® wash down bearings for food and pharmaceutical applications. Our cooling tower motor and drive system, currently being introduced, provides 10-15% energy savings and lower maintenance costs over traditional cooling tower technologies. In the United States alone, there are tens of thousands of cooling towers that could be retrofitted to operate more efficiently with this new technology.

Q… How effective has your Bounty Hunt program been this year?

Bounty Hunt is a program which gives special incentives to our sales force for earning new business from targeted accounts during 2009. This program has begun to generate sales, and we believe the success of this program will be more evident later this year and in 2010.

Q… Do you believe distributors are finished reducing their inventories?

With sales to distributors down 29% during the quarter, we think significant amounts of destocking occurred. We expect this destocking to diminish over the balance of the year.

Q… Did you reduce Baldor’s inventories during the quarter?

During the second quarter, our inventories declined by $34 million primarily due to a reduction in raw material and work-in-process inventories. Having the appropriate mix and quantity of finished goods inventory is a competitive advantage for us, particularly as our customers reduce their inventory. While we expect to further reduce inventories in the third quarter, we will manage the reduction in a way that will not negatively affect our customers. Effective management of our inventories allows us to take advantage of sales opportunities and cash flow generation for debt reduction.

Q… In June, you increased your 2009 cost savings target to $92 million from $80 million. Is this still an achievable goal?

Yes, it is. Since we have eliminated almost all overtime, we are on target to reach our $35 million overtime savings goal. We continue to have a hiring freeze in place, and as a result of our productivity improvements, we do not expect to add any new employees during the next 6-12 months. This will allow us to meet our payroll savings goal of $33.5 million. In addition, we are slightly ahead of our goal to achieve $23.5 million of savings in discretionary spending.

As previously announced, we expected to incur $4.5 million of expense related to manufacturing consolidations. The second quarter was impacted by approximately $3.0 million of this expense. Third quarter 2009 will be impacted by the remaining $1.5 million of consolidation expense. Beginning in the second half of 2009, these consolidations will provide an annual cost savings of approximately $9.0 million.

BALDOR ELECTRIC COMPANY

P.O. Box 2400 — Fort Smith, Arkansas 72902-2400 — (479) 646-4711 — www.baldor.com

Press Release

BALDOR ELECTRIC COMPANY SECOND QUARTER 2009 RESULTS - Page 3

Q… How much debt reduction did you make during the quarter?

During the quarter, we reduced debt by $44.6 million. This brings our total net debt repayment for the first half of the year to more than $52 million. Since we took on the debt 29 months ago, we have repaid $275 million. Debt reduction remains the priority for free cash flow. We expect to reduce our debt by at least $100 million this year.

Q… What is your outlook for the balance of 2009?

We expect the second half of 2009 to continue to be challenging, with sales declining from one year ago. Even with these sales declines, we believe our operating margin will continue to improve during the next two quarters.

Q… When is your next public update?

A conference call will be held Friday, July 31, at 10:00 a.m. central time. Participants may listen to the discussion through the Company’s website at www.baldor.com or by calling 877-440-5791. A replay will be available through August 7, 2009 and can be accessed by calling 888-203-1112 (passcode 5293645).

On August 11, 2009, the Company will meet with institutional investors at the Jefferies CEO Summit in Chicago. On August 12, 2009, management will make a presentation at the Canaccord Adams Global Growth Conference in Boston. The Company will also attend the Sidoti Institutional Investor Forum on September 11, 2009, in San Francisco and the Sterne Agee Best Ideas Conference on September 16, 2009, in Milwaukee.

For more information contact:
John McFarland, Chairman and CEO	Phone:	479-648-5769
Ron Tucker, President and COO	Website:	www.baldor.com
Tracy Long, Vice President Investor Relations	Email:	Investorinfo@baldor.com

(1)

Non-GAAP Financial Measures. Baldor reports its financial results in accordance with generally accepted accounting principles (“GAAP”). However, management believes that certain non-GAAP performance measures provide financial statement users meaningful comparisons between current and prior period results, as well as important information regarding performance trends. Certain items discussed in this press release are considered non-GAAP measures. Non-GAAP financial measure should be viewed in addition to, and not as an alternative for, the Company’s reported results.

Forward-Looking Statement

This document contains statements that are forward-looking, i.e. not historical facts. The forward-looking statements contained in this document (including “estimate”, “believe”, “think”, “will”, “intend”, “expect”, “may”, “could”, “plan”, “anticipate”, “would”, “depend”, “predict”, “can”, ‘if”, “assume”, “continue”, “ongoing” or any grammatical forms of these words or other similar words) are based on the Company’s current expectations and some of them are subject to risks and uncertainties. Accordingly, you are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. The factors that might cause such differences include, among others, the following: (i) changes in economic conditions, (ii) developments or new initiatives by our competitors in the markets in which we compete, (iii) fluctuations in the costs of select raw materials, (iv) the success in increasing sales and maintaining or improving the operating margins of the Company, and (v) other factors including those identified in the Company’s filings made from time-to-time with the Securities and Exchange Commission. These statements should be read in conjunction with Baldor’s most recent annual report (as well as the Company’s Form 10-K and other reports filed with the Securities and Exchange Commission) containing a discussion of the Company’s business and of various factors that may affect it.

SOURCE Baldor Electric Company        BEZ-G

BALDOR ELECTRIC COMPANY

P.O. Box 2400 — Fort Smith, Arkansas 72902-2400 — (479) 646-4711 — www.baldor.com